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Exhibit 99.1

                          [logo/logotype]MERIT MEDICAL
                1600 West Merit Parkway o South Jordan, UT 84095
                   Telephone: 801-253-1600 o Fax: 801-253-1688
                                  PRESSRELEASE
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE

Date:             February 19, 2004
Contact:          Anne-Marie Wright, Director, Corporate Communications
Phone:            (801) 208-4167  e-mail: awright@merit.com  Fax: (801) 253-1681
                                          -----------------

               MERIT MEDICAL REPORTS RECORD NET INCOME AND SALES
                      FOR THE YEAR ENDED DECEMBER 31, 2003

SOUTH JORDAN, UTAH - Merit Medical Systems, Inc. (NASDAQ:NMS:MMSI), a manufacturer and marketer of proprietary disposable products used in cardiology and radiology procedures, reported record net income of $17.3 million, or $0.64 per share, for the year ended December 31, 2003, compared with $11.3 million, or $0.43 per share for the 2002 year, an increase of almost 53%. Net income for 2003 includes a non-recurring gain from the settlement of a legal dispute and sale of land of approximately $627,000 (net of tax), or $0.02 per share, which occurred in the first and second quarters of 2003.

         Merit's revenues for the year ended December 31, 2003 were a record $136 million, compared with $116.2 million for the same period in 2002, an increase of approximately 17%. Revenues for the quarter ended December 31, 2003 were a record $35.1 million, up 19.4% compared with $29.4 million for the fourth quarter of 2002.

         Net income for the quarter ended December 31, 2003 was a record $4.7 million, or $0.17 per share, compared with $3.2 million, or $0.12 per share, in the fourth quarter of 2002, an increase of 49%.

         Sales of every category of Merit's products grew in 2003, compared to 2002. Custom kit sales and stand-alone product sales increased by approximately 19%; inflation device sales grew by 17%; and catheter sales rose by 9%.

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         Increases  in revenue for the fourth  quarter of 2003,  compared to the fourth quarter of 2002, resulted primarily from across-the-board growth in sales of Merit's medical devices, as follows: custom kit sales rose 27%; catheter sales increased 20%; inflation device sales grew 17%; and stand-alone sales rose 14%.
         "We are pleased to report a record quarter and a record year," said Fred P. Lampropoulos, Chairman and CEO of Merit. "We continued to generate higher sales over a relatively fixed expense base with increased efficiencies and employee productivity gains. Our earnings rose 53%, while our cash balance at December 31, 2003 rose to $30.2 million, an increase of 212% from $9.7 million at December 31, 2002.

         "In 2004, we anticipate that we will benefit from new product introductions and productivity gains," Lampropoulos added. "We are also planning to break ground on an 180,000 square foot facility that would increase our manufacturing space by approximately 50%."

         Merit's gross margin improved to 44.7% in 2003, compared to 41.7% in 2002. Gross margin for the fourth quarter of 2003 improved to 46.4%, compared with 43.4% for the fourth quarter of 2002. This improvement was largely due to higher production volumes, employee productivity improvements and cost-saving programs, which were achieved during 2003.

         Total operating expenses for 2003 decreased as a percentage of sales to 25.8%, compared to 27.3% in 2002. For the fourth quarter of 2003, total operating expenses decreased as a percentage of sales to 25.8%, compared to 27.9% for the same period in 2002. Selling, general and administrative expenses declined as a percentage of sales to 22.4% for the three and twelve months ended December 31, 2003, compared to 24.1% and 23.9% for the three and twelve months ended December 31, 2002, respectively.

         Research and development expenditures were 3.4% of sales for the three and twelve months ended December 31, 2003, compared to 3.8% of sales for the fourth quarter of 2002 and 3.4% of sales for the year 2002.

         Income before income tax expense rose by 61% to a record $27.0 million in 2003, compared to $16.8 million in 2002. For the fourth quarter of 2003, income before income tax expense rose by 59% to a record $7.4 million, compared to $4.6 million for the fourth quarter of 2002. The Company's overall effective tax rate increased to 36.0% in 2003, compared to 32.5% in 2002. For the fourth quarter of 2003 the Company's effective tax rate was 36.4%, compared to 31.8% for the comparable period of 2002. The increase in the effective tax rate was primarily the result of lower taxable income for the three and twelve months ended December 31, 2003, for the Company's Irish operations, which are taxed at a lower rate than U.S. operations.

         Merit said it currently expects revenues and earnings per share for the year ending December 31, 2004 to be in the range of $152-155 million, and $0.70-0.73, respectively.

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

                                              INCOME STATEMENT
                                              ----------------


                                    3 Mos. Ended 12/31           12 Mos. Ended 12/31
                               ---------------------------     --------------------------
                                  2003             2002            2003           2002
                               -----------     -----------     -----------    -----------
                                           (in thousands except share data)

REVENUE                       $     35,128    $     29,425    $    135,954   $    116,227
COST OF SALES                       18,833          16,651          75,230         67,712
GROSS PROFIT                        16,295          12,774          60,724         48,515
OPERATING EXPENSES:
  Selling, General and
       Administration                7,861          7,078           30,468         27,732
  Research and Development           1,205          1,132            4,627          4,008
TOTAL OPERATING
        EXPENSES                     9,066          8,210           35,095          31,740

OPERATING INCOME                     7,229          4,564           25,629          16,775
OTHER EXPENSE-
   (INCOME)                           (142)            (63)         (1,394)            13
PRETAX INCOME                        7,371           4,627          27,023         16,762

INCOME TAX EXPENSE                   2,685           1,471           9,728          5,452
NET INCOME                           4,686           3,156          17,295         11,310
EARNINGS PER COMMON SHARES:
    BASIC                     $       0.18    $       0.13    $       0.68   $       0.47
    DILUTED                   $       0.17    $       0.12    $       0.64   $       0.43

AVERAGE COMMON SHARES:
    BASIC                       25,844,394      24,582,720      25,401,445     24,226,095
    DILUTED                     27,615,738      26,585,140      27,033,964     26,238,449

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                                  BALANCE SHEET

                                       12/31/03   12/31/02
                                       --------   --------
                                         (in thousands)

ASSETS

CASH                                   $ 30,204   $  9,684
TRADE RECEIVABLES (NET)                  17,728     15,247
INVENTORIES                              21,269     18,699
OTHER CURRENT ASSETS                      2,260      2,538
                                       --------   --------
TOTAL CURRENT ASSETS                     71,461     46,168
PROPERTY & EQUIPMENT  (NET)              29,197     25,412
OTHER ASSETS                              6,643      6,725
                                       --------   --------

TOTAL ASSETS                           $107,301   $ 78,305
                                       ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY

TOTAL CURRENT LIABILITIES              $ 14,530   $ 11,586
OTHER LIABILITIES                         4,527      3,303
LONG-TERM DEBT                                0         17
STOCKHOLDERS' EQUITY                     88,244     63,399
                                       --------   --------

TOTAL LIABILITES AND
STOCKHOLDERS' EQUITY                   $107,301   $ 78,305
                                       ========   ========


CONFERENCE CALL

         Merit Medical Systems, Inc. invites all interested parties to join its officers in their quarterly and year-end earnings conference call and 2004 guidance to be held today, February 19, 2004, at 5:00 p.m. Eastern Time (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). During the conference

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call,  the results of  operations  for the year and quarter  ended  December 31,
2003, will be discussed in more detail, along with the Company's expectations for 2004 and trends that may affect its future results.
         The telephone numbers are: Domestic: (800) 218-0204, and International:
(303) 205-0033. A rebroadcast will be available through February 19, 2005, on the Internet by accessing the CCBN logo under "Webcasts" at www.merit.com or at www.ccbn.com.

ABOUT MERIT

         Founded in 1987, Merit Medical Systems, Inc. is a publicly traded company engaged in the development, manufacture and distribution of proprietary disposable medical products used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 70 individuals. Merit employs approximately 1,240 people worldwide, with manufacturing facilities in South Jordan and Salt Lake City, Utah; Santa Clara, California; Angleton, Texas; and Galway, Ireland. For more information about Merit, visit www.merit.com.

         Statements contained in this release which are not purely historical are forward- looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2002. Such risks and uncertainties include introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render the Company's products obsolete, delays in obtaining regulatory approvals, potential product recalls, foreign currency fluctuations, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the Company's 10-K and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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